Filed Pursuant to Rule 424(b)(3)
Registration No. 333-121996
Prospectus
OFFER BY SELLING STOCKHOLDERS
TO EXCHANGE UP TO 355,703 SHARES OF
CLASS A COMMON STOCK
FOR 355,703 SHARES OF
CLASS B COMMON STOCK
NACCO INDUSTRIES, INC.
Under the terms of NACCO Industries, Inc.’s certificate of incorporation and a stockholders’ agreement, shares of Class B common stock are generally not transferable except to persons who are permitted transferees as specified in those documents. In accordance with those documents, parties to the stockholders’ agreement may transfer shares of Class B common stock to the selling stockholders for shares of Class A common stock, on a share for share basis. As a result, the selling stockholders named in this prospectus are offering to transfer from time to time up to 355,703 shares of our Class A common stock under this prospectus on a share for share basis, upon receipt, from time to time of shares of our Class B common stock from holders of Class B common stock that are parties to the stockholders’ agreement and are permitted to transfer those shares to the selling stockholders pursuant to our certificate of incorporation and the stockholders’ agreement. Each exchange will result in one or more of the selling stockholders transferring one share of Class A common stock for each share of Class B common stock transferred to the selling stockholder or selling stockholders. We will not receive any proceeds from these transactions.
As of the date of this prospectus, the selling stockholders have already exchanged 446,933 shares of Class A common stock registered by the registration statement and prospectus initially filed on July 13, 2001, as amended, and declared effective on November 19, 2001, the registration statement and prospectus initially filed on September 5, 2003, as amended, and declared effective on May 3, 2004, and the registration statement and prospectus initially filed on January 12, 2005, as amended, and initially declared effective on February 7, 2005. The remaining shares of Class A common stock registered by those previously filed registration statements and prospectuses are included in the 355,703 shares of Class A common stock offered by this prospectus. See “Selling Stockholders” beginning on page 8.
Our Class A common stock is listed on the New York Stock Exchange under the symbol “NC.” On April 5, 2010, the last sale price of our Class A common stock as reported by the New York Stock Exchange was $82.35 per share. Our Class B common stock is not publicly traded. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share.
Persons who receive shares of Class A common stock from the selling stockholders may resell those shares of Class A common stock in brokerage transactions on the New York Stock Exchange in compliance with Rule 144 under the Securities Act of 1933, except that the six-month holding period requirement of Rule 144 will not apply.
Please consider carefully the “Risk Factors” beginning on page 6.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is April 6, 2010

     You should rely only on the information contained in this prospectus and in the reports and other information that we file with the Securities and Exchange Commission. We have not authorized any person to make a statement that differs from what is in this prospectus. If any person makes a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.
TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION	1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	1
SUMMARY	2
RISK FACTORS	6
CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS	7
USE OF PROCEEDS	8
SELLING STOCKHOLDERS	8
BENEFICIAL OWNERSHIP OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK	16
THE EXCHANGE OFFER	22
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	24
LEGAL MATTERS	25
EXPERTS	25

WHERE YOU CAN FIND MORE INFORMATION
     We have filed this prospectus as part of a registration statement on Form S-4 with the Securities and Exchange Commission, or the Commission, under the Securities Act of 1933, or the Securities Act. The registration statement contains exhibits and other information that are not contained in this prospectus. Our descriptions in this prospectus of the provisions of documents filed as exhibits to the registration statement or otherwise filed with the Commission are only summaries of those documents’ material terms. If you want a complete description of the contents of those documents, you should obtain the documents yourself by following the procedures described below.
     We are subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, and, in accordance therewith, file reports and other information with the Commission. Our reports and other information filed by us can be inspected and copied at the Public Reference Room of the Commission at 100 F. Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The Commission also maintains a website that contains reports, proxy and information statements and other information regarding us that is filed electronically with the Commission. The address of the site is: http://www.sec.gov. Our Class A common stock is quoted on the New York Stock Exchange and in connection therewith, reports and other information concerning us may also be inspected at the offices of the New York Stock Exchange. For further information on obtaining copies of our reports and other information concerning us at the New York Stock Exchange, please call (212) 656-3000. In addition, we make our annual and quarterly reports and other information that we file with the Commission available on our website. The address of our website is http://www.nacco.com. However, the information on our website and the Commission’s website is not a part of this prospectus, and you should rely only on the information contained in this prospectus when making a decision to exchange shares of Class B common stock for shares of Class A common stock.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The Commission allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to other documents filed separately with the Commission. This prospectus incorporates important business and financial information about us that is not included in or delivered with this document. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference the following documents that we have filed with the Commission and any filings that we will make with the Commission in the future under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this exchange offer is completed:
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

•	Current Report on Form 8-K filed on February 11, 2010 and March 30, 2010; and

•	The description of Class A common stock set forth in the registration statement on Form 8-B filed June 6, 1986.
     We will not, however, incorporate by reference any documents or portions thereof that are not deemed “filed” with the Commission, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K unless, and except to the extent, specified in such reports.
     We will provide without charge to each person to whom this prospectus is delivered, upon the written or oral request of the person, a copy (without exhibits other than exhibits specifically incorporated by reference) of any or all documents incorporated by reference into this prospectus. Requests for copies of those documents should be directed to NACCO Industries, Inc., 5875 Landerbrook Drive, Cleveland, Ohio, 44124-4069, Attention: Secretary, telephone (440) 449-9600. To obtain timely delivery, you must request the information no later than five business days before the date you intend to elect to exchange shares of Class B common stock.

SUMMARY
     This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause a material difference include, but are not limited to, those discussed under “Risk Factors” and elsewhere in this prospectus. Investors should consider carefully the information set forth under the heading “Risk Factors” beginning on page 6. In this prospectus, the terms “NACCO,” “we,” “us” and “our” refer to NACCO Industries, Inc.
NACCO
     NACCO Industries, Inc. is a holding company with the following principal businesses: lift trucks, small appliances, specialty retail and mining.
     NACCO Materials Handling Group. NACCO Materials Handling Group consists of our wholly owned subsidiary, NMHG Holding Co. NACCO Materials Handling Group designs, engineers, manufactures, sells, services and leases a comprehensive line of lift trucks and aftermarket parts marketed globally under the Hyster® and Yale® brand names. NACCO Materials Handling Group manages its operations as two reportable segments: wholesale manufacturing and retail distribution.
     Hamilton Beach Brands. Our wholly owned subsidiary, Hamilton Beach Brands, Inc., is a leading designer, marketer and distributor of small electric household appliances, as well as commercial products for restaurants, bars and hotels.
     Kitchen Collection. Our wholly owned subsidiary, The Kitchen Collection, Inc., is a national specialty retailer of kitchenware and gourmet foods operating under the Kitchen Collection® and Le Gourmet Chef® store names in outlet and traditional malls throughout the United States.
     North American Coal. Our wholly owned subsidiary, The North American Coal Corporation, and its affiliated coal companies, which we refer to in this prospectus collectively as North American Coal, mine and market coal primarily as fuel for power generation and provide selected value-added mining services for other natural resources companies.
     NACCO was incorporated as a Delaware corporation in 1986 in connection with the formation of a holding company structure for a predecessor corporation organized in 1913.
     Our principal executive offices are located at 5875 Landerbrook Drive, Cleveland, Ohio 44124-4069, and our telephone number is (440) 449-9600.
The Exchange Offer
     The selling stockholders named in this prospectus are offering to transfer from time to time up to 355,703 shares of our Class A common stock on a share for share basis, upon receipt, from time to time of shares of our Class B common stock from holders of Class B common stock that are parties to the stockholders’ agreement and are permitted to transfer those shares to the selling stockholders pursuant to our certificate of incorporation and the stockholders’ agreement. Each exchange will result in one or more of the selling stockholders transferring one share of Class A common stock for each share of Class B common stock transferred to the selling stockholder or selling stockholders. See “Selling Stockholders” beginning on page 8.
     As of March 1, 2010, the participating stockholders under the stockholders’ agreement beneficially owned 96.5% of the Class B common stock issued and outstanding on that date. Holders of shares of Class B common stock that are not subject to the stockholders’ agreement are permitted to transfer those shares subject to the transfer restrictions set forth in our certificate of incorporation, which include the ability of holders of shares of Class B common stock that are not subject to the stockholders’ agreement to transfer the shares to persons who are permitted transferees as specified in our certificate of incorporation or convert such shares of Class B common stock into shares of Class A common stock on a one-for-one basis. Only holders of shares of Class B common stock that are subject to the stockholders’ agreement may exchange their shares of Class B common stock for shares of Class A common stock pursuant to this prospectus.
Material U.S. Federal Income Tax Consequences
     Gain or loss will generally not be recognized by NACCO stockholders who exchange shares of their Class B common stock for shares of Class A common stock held by the selling stockholders. See “Material U.S. Federal Income Tax Consequences” beginning on page 24.
     The tax consequences of an exchange will depend on the stockholder’s particular facts and circumstances. Persons acquiring shares of Class A common stock by exchanging shares of their Class B common stock with the selling stockholders are urged to consult their own tax advisors to fully understand the tax consequences to them of an exchange.

Summary Historical Consolidated Financial Data
     The following tables present a summary of our historical consolidated financial data. The statement of operations and other data for each of the three years in the period ended December 31, 2009 and the balance sheet data as of December 31, 2008 and 2009 have been derived from our audited consolidated financial statements and related notes, which are incorporated into this prospectus by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. The statement of operations and other data for the years ended December 31, 2005 and 2006, and the balance sheet data as of December 31, 2005, 2006 and 2007 have been derived from our audited consolidated financial statements and related notes that are not included in this prospectus or incorporated by reference. These consolidated financial statements have been filed with the Commission. See “Where You Can Find More Information” on page 1. The historical consolidated data are presented for informational purposes only and do not purport to project our financial position as of any future date or our results of operations for any future period. The following information is only a summary and should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and related notes, which are incorporated into this prospectus by reference.

	Year ended December 31,
	2009	2008(1)	2007	2006	2005
		(in millions, except per share data)
OPERATING STATEMENT DATA:
Revenues	$2,310.6	$3,665.1	$3,590.0	$3,327.6	$3,144.2
Operating profit (loss)	$59.1	$(389.5)	$139.2	$171.1	$107.9

Income (loss) from continuing operations	$8.4	$(439.7)	$89.7	$90.5	$56.9

Discontinued operations, net-of-tax (2)	22.6	2.3	0.6	2.8	1.4

Extraordinary gain, net-of-tax (3)	—	—	—	12.8	4.7

Net income (loss)	$31.0	$(437.4)	$90.3	$106.1	$63.0

Net (income) loss attributable to noncontrolling interest	0.1	(0.2)	0.1	0.7	0.1

Net income (loss) attributable to stockholders	$31.1	$(437.6)	$90.4	$106.8	$63.1

Amounts Attributable to Stockholders:
Income (loss) from continuing operations, net of tax	$8.5	$(439.9)	$89.8	$91.2	$57.0
Discontinued operations, net-of-tax (2)	22.6	2.3	0.6	2.8	1.4
Extraordinary gain, net-of-tax (3)	—	—	—	12.8	4.7

Net income (loss) attributable to stockholders	$31.1	$(437.6)	$90.4	$106.8	$63.1

Basic earnings (loss) per share attributable to stockholders:
Continuing operations	$1.03	$(53.12)	$10.87	$11.07	$6.93
Discontinued operations (2)	2.72	0.28	0.07	0.34	0.17
Extraordinary gain (3)	—	—	—	1.56	0.57

Basic earnings (loss) per share	$3.75	$(52.84)	$10.94	$12.97	$7.67

Diluted earnings (loss) per share attributable to stockholders:
Continuing operations	$1.03	$(53.12)	$10.86	$11.06	$6.93
Discontinued operations (2)	2.72	0.28	0.07	0.34	0.17
Extraordinary gain (3)	—	—	—	1.56	0.57

Diluted earnings (loss) per share	$3.75	$(52.84)	$10.93	$12.96	$7.67

BALANCE SHEET DATA:

Total assets (as of period end)	$1,488.7	$1,687.9	$2,427.3	$2,154.5	$2,091.6
Long-term debt (as of period end)	$377.6	$400.3	$439.3	$359.9	$406.2

	Year ended December 31,
	2009	2008(1)	2007	2006	2005
		(in millions, except per share data)
Stockholders’ equity (as of period end)	$396.6	$356.7	$891.4	$791.3	$700.9

OTHER DATA:

Per share data:
Cash dividends	$2.068	$2.045	$1.980	$1.905	$1.848

(1)	During the fourth quarter of 2008, our stock price significantly declined compared with previous periods and our market value of equity was below the book value of tangible assets and the book value of equity. We performed an interim impairment test, which indicated that goodwill and certain other intangibles were impaired at December 31, 2008. Therefore, we recorded a non-cash impairment charge of $435.7 million during the fourth quarter of 2008.

(2)	During 2009, North American Coal completed the sale of certain assets of the Red River Mining Company, or Red River. The results of operations of Red River are reflected as discontinued operations in the table above.

(3)	An extraordinary gain was recognized in 2006 and 2005 as a result of a reduction to Bellaire Corporation’s estimated closed mine obligations relating to amounts owed to the United Mine Workers of America Combined Benefit Fund arising as a result of the Coal Industry Retiree Health Benefit Act of 2006.

RISK FACTORS
     Prospective investors in the shares of Class A common stock offered hereby should consider carefully the following risk factors as well as the risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which is incorporated into this prospectus by reference, in addition to the other information contained in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause a material difference include, but are not limited to, those discussed below, as well as those discussed elsewhere in this prospectus and the documents incorporated into this prospectus by reference.
Risks Related to This Offering
     The voting power of holders of Class B common stock who transfer their shares to the selling stockholders and receive shares of Class A common stock will diminish.
     Holders of Class B common stock have ten votes per share of Class B common stock, while holders of Class A common stock have one vote per share of Class A common stock. Holders of Class B common stock who transfer their shares to the selling stockholders in exchange for shares of Class A common stock will reduce their voting power.
     The voting power of the selling stockholders will increase if the selling stockholders exchange their shares of Class A common stock for shares of Class B common stock in the exchange offer.
     Holders of Class A common stock and holders of Class B common stock vote together on matters submitted to a vote of NACCO’s stockholders. Consequently, if holders of Class B common stock transfer their shares of Class B common stock to the selling stockholders, the voting power of the selling stockholders will increase. As of March 1, 2010, the selling stockholders collectively controlled 54.3% of the voting power of outstanding shares of NACCO’s common stock based on the number of outstanding shares as of March 1, 2010. As of that date, there were 6,730,656 shares of Class A common stock and 1,598,653 shares of Class B common stock outstanding. If all shares of Class A common stock offered by this prospectus are exchanged for shares of Class B common stock and the selling stockholders act together when voting their shares of Class B common stock, they will control 68.4% of the voting power of outstanding shares of NACCO’s common stock based on the number of outstanding shares as of March 1, 2010, as well as the outcome of any class vote of the Class B common stock that requires the vote of at least a majority of the outstanding Class B common stock.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus and the documents incorporated herein by reference contain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary’s operations include, without limitation:
     NACCO Materials Handling Group: (1) reduction in demand for lift trucks and related aftermarket parts and service on a global basis, including the ability of NACCO Materials Handling Group’s dealers, suppliers and end-users to obtain financing at reasonable rates, or at all, as a result of current economic conditions; (2) changes in sales prices; (3) delays in delivery or increases in costs, including transportation costs, of raw materials or sourced products and labor; (4) exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which NACCO Materials Handling Group operates and/or sells products; (5) delays in, increased costs from or reduced benefits from restructuring programs; (6) customer acceptance of, changes in the costs of, or delays in the development of new products; (7) introduction of new products by, or more favorable product pricing offered by, NACCO Materials Handling Group’s competitors; (8) delays in manufacturing and delivery schedules; (9) changes in or unavailability of suppliers; (10) bankruptcy of or loss of major dealers, retail customers or suppliers; (11) product liability or other litigation, warranty claims or returns of products; (12) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives; (13) acquisitions and/or dispositions of dealerships by NACCO Materials Handling Group; (14) changes mandated by federal, state and other regulation, including health, safety or environmental legislation; and (15) the ability of NACCO Materials Handling Group to obtain future financing on reasonable terms or at all.
     Hamilton Beach Brands: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric appliances; (2) changes in consumer retail and credit markets; (3) bankruptcy of or loss of major retail customers or suppliers; (4) changes in costs, including transportation costs, of sourced products; (5) delays in delivery of sourced products; (6) changes in, or unavailability of quality or cost effective, suppliers; (7) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach Brands buys, operates and/or sells products; (8) product liability, regulatory actions or other litigation, warranty claims or returns of products; (9) customer acceptance of, changes in costs of, or delays in the development of new products; (10) increased competition, including consolidation within the industry; (11) changes mandated by federal, state and other regulation, including health, safety or environmental legislation; (12) the ability of Hamilton Beach Brands and its customers and suppliers to access credit in the current economic environment and (13) the ability of Hamilton Beach Brands to obtain future financing on reasonable terms or at all.
     Kitchen Collection: (1) changes in gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of the current financial crisis or other events or other conditions that may adversely affect the number of customers visiting Kitchen Collection® and Le Gourmet Chef® stores; (2) changes in the sales prices, product mix or levels of consumer purchases of kitchenware, small electric appliances and gourmet foods; (3) changes in costs, including transportation costs, of inventory; (4) delays in delivery or the unavailability of inventory; (5) customer acceptance of new products; (6) increased competition and (7) the ability of Kitchen Collection to obtain future financing on reasonable terms or at all.
     North American Coal: (1) weather conditions, extended power plant outages or other events that would change the level of customers’ lignite coal or limerock requirements; (2) weather or equipment problems that could affect lignite coal or limerock deliveries to customers; (3) changes in mining permit requirements that could affect deliveries to customers; (4) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items; (5) costs to pursue and develop new mining opportunities, including costs in connection with North American Coal’s joint ventures; (6) changes in tax laws or regulatory requirements, including changes in power plant emission regulations and health, safety or environmental legislation; (7) changes in the power industry that would affect demand for North American Coal’s reserves and (8) the ability of North American Coal’s utility customers to access credit markets to maintain current liquidity.
USE OF PROCEEDS
     We will not receive any proceeds from the exchange of any shares by the selling stockholders.
SELLING STOCKHOLDERS
     Class A Common Stock Beneficial Ownership Table for Selling Stockholders. The following table sets forth, as of March 1, 2010, certain information with respect to the selling stockholders, including:
•	the name of each selling stockholder;

•	the number of shares of Class A common stock owned by each selling stockholder immediately prior to the sale of shares offered by this prospectus;

•	the number of shares of Class A common stock offered for exchange by each selling stockholder by this prospectus; and

•	the percentage of ownership of Class A common stock of each selling stockholder immediately following the exchange of shares offered by this prospectus based on the number of shares of Class A common stock outstanding on March 1, 2010.
     A total of 355,703 shares of Class A common stock is being offered by this prospectus. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, or in each case their revocable trusts, and Rankin Associates IV, L.P., or Rankin IV, are offering to exchange the following numbers of shares of Class A common stock: Alfred M. Rankin, Jr., 92,857; Thomas T. Rankin, 52,861; Claiborne R. Rankin, 29,263; Roger F. Rankin, 75,450; and Rankin IV, 105,272. Because each individual selling stockholder or his revocable trust will offer to exchange the shares, both the individual selling stockholder and his trust are listed separately in the tables below. However, each individual, together with his revocable trust, will only offer to exchange the number of shares of Class A common stock described above and, accordingly, an aggregate of 355,703 shares are being offered for exchange by this prospectus. In the tables below, the disclosure of the beneficial ownership of shares for the individual selling stockholders reflects all shares deemed to be beneficially owned by such selling stockholders (including those shares held in each selling stockholder’s revocable trust). The disclosure of the beneficial ownership of shares for each selling stockholder’s revocable trust includes only those shares held directly by such trust.
     Because the selling stockholders may offer all, a portion or none of the Class A common stock offered by this prospectus, we cannot assure you as to the number of shares of Class A common stock or Class B common stock that will be held by the selling stockholders immediately following the offering. The tables below assume that the beneficial ownership of Class A common stock for each selling stockholder, including shares held directly and indirectly by an individual selling stockholder’s revocable trust, will decrease by an aggregate of the number of shares of Class A common stock described above as a result of this offering and that the beneficial ownership of Class B common stock for each selling stockholder, including shares held directly and indirectly by an individual selling stockholder’s revocable trust, will increase by the same number of shares of Class B common stock. The tables do not, however, account for any changes in each selling stockholder’s beneficial ownership that may result from transactions not contemplated by this prospectus such as an acquisition or disposition of shares of Class A common stock or Class B common stock.
     As of the date of this prospectus, the selling stockholders have already exchanged 446,933 shares of the Class A common stock offered by the registration statement and prospectus related to the exchange offer that was initially filed on July 13, 2001, the registration statement and prospectus related to the exchange offer that was initially filed on September 5, 2003 and the registration statement and prospectus related to the exchange offer that was initially filed on January 12, 2005.
Class A Common Stock

		Shares	Shares	Shares	Percentage
		Beneficially	Offered	Beneficially	of Shares
		Owned	Pursuant to	Owned	Owned
		Before this	this	After this	After this
Name	Title of Class	Offering(1)	Offering(1)	Offering(1)	Offering(1)
Alfred M. Rankin, Jr. (2)	Class A	750,870	92,857	552,741	8.2%

Alfred M. Rankin, Jr., as Trustee of the Main Trust of Alfred M. Rankin Jr. created under the Agreement, dated September 28, 2000, as supplemented, amended and restated (the “Alfred Rankin Trust”) (2)	Class A	152,070	92,857	59,213	0.9%

Thomas T. Rankin (3)	Class A	508,559	52,861	350,426	5.2%

Thomas T. Rankin, as Trustee under the Agreement, dated December 29, 1967, as supplemented, amended and restated, with Thomas T. Rankin creating a revocable trust for the benefit of Thomas T. Rankin (the “Thomas Rankin Trust”) (3)	Class A	52,861	52,861	0	0.0%

Claiborne R. Rankin (4)	Class A	489,112	29,263	354,577	5.3%

Claiborne R. Rankin, as Trustee under the Agreement, dated June 22, 1971, as supplemented, amended and restated, with Claiborne R. Rankin creating a revocable trust for the benefit of Claiborne R. Rankin (the “Claiborne Rankin Trust”) (4)	Class A	29,263	29,263	0	0.0%

Roger F. Rankin (5)	Class A	528,129	75,450	347,407	5.2%

Roger F. Rankin, as Trustee under the Agreement, dated September 11, 1973, as supplemented, amended and restated, with Roger F. Rankin creating a trust for the benefit of Roger F. Rankin (the “Roger Rankin Trust”) (5)	Class A	75,450	75,450	0	0.0%

Rankin Associates IV, L.P. (1)(6)	Class A	105,272	105,272	0	0.0%

(1)	Each of the Alfred Rankin Trust, Thomas Rankin Trust, Claiborne Rankin Trust and Roger Rankin Trust is a General and Limited Partner of Rankin IV. As trustee and primary beneficiary of their respective trusts, each of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin shares the power to vote the 105,272 shares of Class A common stock held by Rankin IV with the other General Partners of Rankin IV and shares the power to dispose of the 105,272 shares of Class A common stock held by Rankin IV with the other General and Limited Partners of Rankin IV. As such, each of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin and each of their respective trusts are deemed to beneficially own the 105,272 shares of Class A common stock held by Rankin IV.

(2)	Alfred M. Rankin, Jr.:
•	shares with his mother the power to vote and dispose of 23,200 shares of Class A common stock pursuant to an agreement with his mother, creating a trust for the benefit of her grandchildren;

•	shares with National City Bank the power to vote and dispose of 27,008 shares of Class A common stock held by the A.M. Rankin Sr. GST Trust A for the benefit of Alfred M. Rankin, Sr.’s grandchildren;

•	shares with his child the power to vote and dispose of 39,162 shares of Class A common stock held in trust for the benefit of that child;

•	shares with Rankin Management, Inc. and the other partners of Rankin Associates II, L.P. the power to dispose of 338,295 shares of Class A common stock held by the partnership;

•	shares with the other selling stockholders the power to vote the 105,272 shares of Class A common stock held by Rankin IV;

•	shares with the other partners of Rankin IV the power to dispose of the 105,272 shares of Class A common stock held by Rankin IV;

•	has the sole power to vote and dispose of 152,070 shares of Class A common stock held by the Alfred Rankin Trust;

•	shares with National City Bank the power to vote and dispose of 30,000 shares of Class A common stock held by a revocable trust for the benefit of his mother;

•	has the sole power to vote and dispose of an additional 14,000 shares of Class A common stock held by him directly in an individual retirement account;

•	shares with his mother the power to vote and dispose of 294 shares of Class A common stock held in a trust for the benefit of his mother;

•	is deemed to share with his spouse the power to vote and dispose of 21,006 shares of Class A common stock owned by his spouse;

•	shares with his brother the power to vote and dispose of 563 shares of Class A common stock held in trust for the benefit of that brother; and

•	has acquired 63,052 shares of Class B common stock in exchange for 63,052 shares of Class A common stock pursuant to exchanges effected pursuant to the previously filed registration statements and prospectuses related to the exchange offer.
In addition to Mr. Alfred M. Rankin, Jr.’s beneficial ownership of the 105,272 shares of Class A common stock held by Rankin IV, an aggregate of 92,857 shares of Class A common stock are offered to be exchanged by Mr. Rankin pursuant to this prospectus, consisting of shares held directly by Mr. Rankin or shares currently held by the Alfred Rankin Trust. Mr. Rankin, as a trustee, may choose to conduct exchanges through the Alfred Rankin Trust. Alternatively, Mr. Rankin may choose to withdraw shares of Class A common stock from the Alfred Rankin Trust and conduct any exchange directly. Mr. Alfred M. Rankin, Jr. is the Chairman, President and Chief Executive Officer and a Director of NACCO.
(3)	Thomas T. Rankin:
•	has sole power to vote and dispose of 52,861 shares of Class A common stock held by the Thomas Rankin Trust;

•	is deemed to share with his spouse the power to vote and to dispose of 3,622 shares of Class A common stock owned by his spouse;

•	shares as co-trustee with his child of a trust for the benefit of that child the power to vote and dispose of 8,509 shares of Class A common stock;

•	shares with Rankin Management, Inc. and the other partners of Rankin Associates II, L.P. the power to dispose of 338,295 shares of Class A common stock held by the partnership;

•	shares with the other selling stockholders the power to vote the 105,272 shares of Class A common stock held by Rankin IV;

•	shares with the other partners of Rankin IV the power to dispose of the 105,272 shares of Class A common stock held by Rankin IV; and

•	has acquired 24,544 shares of Class B common stock in exchange for 24,544 shares of Class A common stock pursuant to exchanges effected pursuant to the previously filed registration statements and prospectuses related to the exchange offer.
In addition to Mr. Thomas T. Rankin’s beneficial ownership of the 105,272 shares of Class A common stock held by Rankin IV, an aggregate of 52,861 shares of Class A common stock are offered to be exchanged by Mr. Rankin pursuant to this prospectus, consisting of shares currently held by the Thomas Rankin Trust. Mr. Rankin may choose to conduct exchanges through the Thomas Rankin Trust. Alternatively, Mr. Rankin may choose to withdraw shares of Class A common stock from the Thomas Rankin Trust and conduct any exchange directly. Mr. Thomas T. Rankin is a Director of Hamilton Beach Brands, Inc.
(4)	Claiborne R. Rankin:
•	has sole power to vote and dispose of 29,263 shares of Class A common stock held by the Claiborne Rankin Trust;

•	is deemed to share, as trustee, the power to vote and dispose of 5,727 shares of Class A common stock held in trust for the benefit of his child;

•	is deemed to share, as trustee, the power to vote and dispose of 5,772 shares of Class A common stock held in trust for the benefit of a second child;

•	is deemed to share with his spouse the power to vote and dispose of 4,783 shares of Class A common stock owned by his spouse;

•	shares with Rankin Management, Inc. and the other partners of Rankin Associates II, L.P. the power to dispose of 338,295 shares of Class A common stock held by the partnership;

•	shares with the other selling stockholders the power to vote the 105,272 shares of Class A common stock held by Rankin IV;

•	shares with the other partners of Rankin IV the power to dispose of the 105,272 shares of Class A common stock held by Rankin IV; and

•	has acquired 24,682 shares of Class B common stock in exchange for 24,682 shares of Class A common stock pursuant to exchanges effected pursuant to the previously filed registration statements and prospectuses related to the exchange offer.
In addition to Mr. Claiborne R. Rankin’s beneficial ownership of the 105,272 shares of Class A common stock held by Rankin IV, an aggregate of 29,263 shares of Class A common stock are offered to be exchanged by Mr. Rankin pursuant to this prospectus, consisting of shares currently held by the Claiborne Rankin Trust. Mr. Rankin may choose to conduct exchanges through the Claiborne Rankin Trust. Alternatively, Mr. Rankin may choose to withdraw shares of Class A common stock from the Claiborne Rankin Trust and conduct any exchange directly. Mr. Claiborne R. Rankin is a Director of NMHG Holding Co. and NACCO Materials Handling Group, Inc.
(5)	Roger F. Rankin:
•	has sole power to vote and dispose of 75,450 shares of Class A common stock held by the Roger Rankin Trust;

•	is deemed to share with his spouse the power to vote and dispose of 3,938 shares of Class A common stock held in trust for their child, and 2,051 shares of Class A common stock held in trust for a second child held by his spouse as trustee of both trusts;

•	is deemed to share with his spouse the power to vote and dispose of 3,123 shares of Class A common stock owned by his spouse;

•	shares with Rankin Management, Inc. and the other partners of Rankin Associates II, L.P. the power to dispose of 338,295 shares of Class A common stock held by the partnership;

•	shares with the other selling stockholders the power to vote the 105,272 shares of Class A common stock held by Rankin IV;

•	shares with the other partners of Rankin IV the power to dispose of the 105,272 shares of Class A common stock held by Rankin IV; and

•	has acquired 39,927 shares of Class B common stock in exchange for 39,927 shares of Class A common stock pursuant to exchanges effected pursuant to the previously filed registration statements and prospectuses related to the exchange offer.
In addition to Mr. Roger F. Rankin’s beneficial ownership of the 105,272 shares of Class A common stock held by Rankin IV, an aggregate of 75,450 shares of Class A common stock are offered to be exchanged by Mr. Rankin pursuant to this prospectus, consisting of shares currently held by the Roger Rankin Trust. Mr. Rankin may choose to conduct exchanges through the Roger Rankin Trust. Alternatively, Mr. Rankin may choose to withdraw shares of Class A common stock from the Roger Rankin Trust and effect any exchange directly. Mr. Roger F. Rankin is a Director of The North American Coal Corporation.
(6)	Rankin Associates IV, L.P.: The trusts holding limited partnership interests in Rankin IV may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 105,272 shares of Class A common stock held by Rankin IV. Although Rankin IV holds the 105,272 shares of Class A common stock, it does not have any power to vote or dispose of such shares of Class A common stock other than effecting exchanges pursuant to this prospectus. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin IV, share the power to vote such shares of Class A common stock. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin IV. Each of the trusts holding limited partnership interests in Rankin IV share with each other the power to dispose of such shares. Under the terms of the Amended and Restated Limited Partnership Agreement of Rankin IV, Rankin IV may not dispose of Class B common stock or convert Class B common stock into Class A common stock without the consent of the general partners owning more than 75% of the general partnership interests of Rankin IV and the consent of partners owning more than 75% of all partnership interests of Rankin IV. Rankin IV may not transfer Class A common stock, other than pursuant to a share for share exchange to acquire Class B common stock, without the consent of the general partners owning more than 75% of the general partnership interests in Rankin IV and the consent of partners owning more than 75% of all partnership interests in Rankin IV. The Class B common stock beneficially owned by Rankin IV and each of the trusts holding limited partnership interests in Rankin IV is also subject to the stockholders’ agreement.

Rankin IV has acquired 294,728 shares of Class B common stock in exchange for 294,728 shares of Class A common stock pursuant to an exchange effected pursuant to the registration statement and prospectus related to the exchange offer that was initially declared effective on February 7, 2005.
Each of the selling stockholders is a party to the stockholders’ agreement, dated as of March 15, 1990, as amended, by and among NACCO, the selling stockholders and the additional signatories that are parties thereto.
     Class B Common Stock Beneficial Ownership Table for Selling Stockholders. The following table sets forth, as of March 1, 2010, certain information with respect to the selling stockholders, including:
•	the name of each selling stockholder;

•	the number of shares of Class B common stock owned by each selling stockholder immediately prior to the exchange of shares offered by this prospectus;

•	the number of shares of Class B common stock that each selling stockholder may obtain if all of the shares of Class A common stock that each selling stockholder is offering by this prospectus are exchanged for shares of Class B common stock;

•	the percentage of ownership of Class B common stock of each selling stockholder immediately following the exchange of shares offered by this prospectus; and

•	the percentage of combined voting power of shares of Class A common stock and Class B common stock each selling stockholder will have immediately following the exchange of shares of Class A common stock for Class B common stock offered by this prospectus based on the number of shares of Class A and Class B common stock outstanding on March 1, 2010.

Class B Common Stock

						Percentage of
						Combined Voting
						Power of Shares of
		Shares Beneficially	Shares Acquired	Shares Beneficially	Percentage of	Class A and Class B
		Owned Before this	Pursuant to this	Owned After this	Shares Owned After	Common Stock After
Name	Title of Class	Offering(1)	Offering(1)	Offering(1)	this Offering(1)	this Offering(1)
Alfred M. Rankin, Jr. (2)	Class B	830,151	92,857	1,028,280	64.3%	47.7%

Alfred M. Rankin, Jr., as Trustee of the Alfred Rankin Trust (2)	Class B	63,052	92,857	155,909	9.8%	7.1%

Thomas T. Rankin (3)	Class B	859,972	52,861	1,018,105	63.7%	46.4%

Thomas T. Rankin, as Trustee of the Thomas Rankin Trust (3)	Class B	92,873	52,861	145,734	9.1%	6.4%

Claiborne R. Rankin (4)	Class B	864,411	29,263	998,946	62.5%	45.5%

Claiborne R. Rankin, as Trustee of the Claiborne Rankin Trust (4)	Class B	97,312	29,263	126,575	7.9%	5.6%

Roger F. Rankin (5)	Class B	885,224	75,450	1,065,946	66.7%	48.5%

Roger F. Rankin, as Trustee of the Roger Rankin Trust (5)	Class B	118,125	75,450	193,575	12.1%	8.5%

Rankin Associates IV, L.P. (1)	Class B	294,728	105,272	400,000	25.0%	17.6%

(1)	Each of the Alfred Rankin Trust, Thomas Rankin Trust, Claiborne Rankin Trust and Roger Rankin Trust is a General and Limited Partner of Rankin IV. As trustee and primary beneficiary of their respective trusts, each of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin shares the power to vote the 294,728 shares of Class B common stock held by Rankin IV with the other General Partners of Rankin IV and shares the power to dispose of the 294,728 shares of Class B common stock held by Rankin IV with the other General and Limited Partners of Rankin IV. As such, each of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin and each of their respective trusts are deemed to beneficially own the 294,728 shares of Class B common stock held by Rankin IV. In addition, as trustee and primary beneficiary of each of their respective trusts, each of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin will share the power to vote the 400,000 shares of Class B common stock held by Rankin IV after the exchange offer with the other General Partners of Rankin IV and will share the power to dispose of the 400,000 shares of Class B common stock held by Rankin IV after the exchange offer with the other General and Limited Partners of Rankin IV. As such, each of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin and each of their respective trusts will be deemed to beneficially own the 400,000 shares of Class B common stock held by Rankin IV after the exchange offer.

(2)	Alfred M. Rankin, Jr.:
•	has the sole power to vote and dispose of 63,052 shares of Class B common stock held by the Alfred Rankin Trust;

•	shares with the other selling stockholders the power to vote 472,371 shares of Class B common stock held by Rankin Associates I, L.P.;

•	shares with the other partners of Rankin Associates I, L.P. the power to dispose of 472,371 shares of Class B common stock held by Rankin Associates I, L.P.;

•	shares with the other selling stockholders the power to vote 294,728 shares of Class B common stock held by Rankin IV; and

•	shares with the other partners of Rankin IV the power to dispose of 294,728 shares held by Rankin IV.
(3)	Thomas T. Rankin:
•	has the sole power to vote and dispose of 92,873 shares of Class B common stock held by the Thomas Rankin Trust;

•	shares with the other selling stockholders the power to vote 472,371 shares of Class B common stock held by Rankin Associates I, L.P.;

•	shares with the other partners of Rankin Associates I, L.P. the power to dispose of 472,371 shares of Class B common stock held by Rankin Associates I, L.P.;

•	shares with the other selling stockholders the power to vote 294,728 shares of Class B common stock held by Rankin IV; and

•	shares with the other partners of Rankin IV the power to dispose of 294,728 shares held by Rankin IV.
(4)	Claiborne R. Rankin:
•	has the sole power to vote and dispose of 97,312 shares of Class B common stock held by the Claiborne Rankin Trust;

•	shares with the other selling stockholders the power to vote 472,371 shares of Class B common stock held by Rankin Associates I, L.P.;

•	shares with the other partners of Rankin Associates I, L.P. the power to dispose of 472,371 shares of Class B common stock held by Rankin Associates I, L.P.;

•	shares with the other selling stockholders the power to vote 294,728 shares of Class B common stock held by Rankin IV; and

•	shares with the other partners of Rankin IV the power to dispose of 294,728 shares held by Rankin IV.
(5)	Roger F. Rankin:
•	has the sole power to vote and dispose of 118,125 shares of Class B common stock held by the Roger Rankin Trust;

•	shares with the other selling stockholders the power to vote 472,371 shares of Class B common stock held by Rankin Associates I, L.P.;

•	shares with the other partners of Rankin Associates I, L.P. the power to dispose of 472,371 shares of Class B common stock held by Rankin Associates I, L.P.;

•	shares with the other selling stockholders the power to vote 294,728 shares of Class B common stock held by Rankin IV; and

•	shares with the other partners of Rankin IV the power to dispose of 294,728 shares held by Rankin IV.

BENEFICIAL OWNERSHIP OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK
     Set forth in the following tables is the indicated information as of March 1, 2010 (except as otherwise indicated) with respect to (1) each person who is known to NACCO to be the beneficial owner of more than five percent of the Class A common stock, (2) each person who is known to NACCO to be the beneficial owner of more than five percent of the Class B common stock and (3) the beneficial ownership of Class A common stock and Class B common stock by the directors, NACCO’s principal executive officer, principal financial officer and the three other most highly compensated executive officers of NACCO and its subsidiaries during 2009 and all executive officers and directors as a group. Beneficial ownership of Class A common stock and Class B common stock has been determined for this purpose in accordance with Rules 13d-3 and 13d-5 of the Commission under the Exchange Act. Accordingly, the amounts shown in the tables do not purport to represent beneficial ownership for any purpose other than compliance with SEC reporting requirements. Further, beneficial ownership as determined in this manner does not necessarily bear on the economic incidence of ownership of Class A common stock or Class B common stock.
     Holders of shares of Class A common stock and Class B common stock are entitled to different voting rights with respect to each class of stock. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share. Holders of Class A common stock and holders of Class B common stock generally vote together as a single class on matters submitted to a vote of NACCO’s stockholders.
Amount and Nature of Beneficial Ownership
Class A Common Stock

		Sole Voting and		Shared Voting or
Name	Title of Class	Investment Power		Investment Power		Aggregate Amount		Percent of Class(1)
FMR LLC (2) 82 Devonshire Street Boston, Massachusetts 02109	Class A	869,290	(2)	–		869,290	(2)	12.92%

Dimensional Fund Advisors LP (3) 1299 Ocean Avenue Santa Monica, CA 90401	Class A	491,145	(3)	–		491,145	(3)	7.30%

Beatrice B. Taplin Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069	Class A	383,437		–		383,437		5.70%

Rankin Associates II, L.P., et al. (4) Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069	Class A		(4)		(4)	338,295	(4)	5.03%

Owsley Brown II (5)	Class A	5,721		1,000	(7)	6,721	(7)	–

Dennis W. LaBarre (5)	Class A	6,923		–		6,923		–

Richard de J. Osborne (5)	Class A	4,159		–		4,159		–

Alfred M. Rankin, Jr.	Class A	166,070		584,800	(8)	750,870	(8)	11.16%

Ian M. Ross (5)	Class A	4,780		–		4,780		–

		Sole Voting and	Shared Voting or
Name	Title of Class	Investment Power	Investment Power		Aggregate Amount		Percent of Class(1)
Michael E. Shannon (5)	Class A	4,221	–		4,221		–

Britton T. Taplin (5)	Class A	37,305	1,055		38,360		0.57%

David F. Taplin (5)	Class A	16,358	83,128	(9)	99,486		1.48%

John F. Turben (5)	Class A	8,024	–		8,024		0.12%

Eugene Wong (5)	Class A	3,274	–		3,274		–

Kenneth C. Schilling	Class A	8,272			8,272		0.12%

Michael J. Morecroft (6)	Class A	–	–		–		–

Michael P. Brogan	Class A	–	–		–		–

Robert L. Benson	Class A	–	–		–		–

All executive officers and directors as a group (42 persons)	Class A	311,459	670,683	(10)	982,142	(10)	14.59%

(1)	Less than 0.10%, except as otherwise indicated.

(2)	A Schedule 13G/A filed with the Commission with respect to Class A common stock on February 16, 2010 reported that FMR LLC and Edward C. Johnson, 3d. may be deemed to beneficially own the shares of Class A common stock reported herein. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of the shares as a result of acting as investment advisor to the Fidelity Low Priced Stock Fund, which is referred to as the Fund. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity and the Fund, each has sole power to dispose of the shares owned by the Fund, with the power to direct the voting of those shares held by the Board of Trustees of the Fund. Members of the Edward C. Johnson 3d. family own approximately 49% of the voting power of FMR LLC. Mr. Johnson is Chairman of FMR LLC.

(3)	A Schedule 13G/A filed with the Commission with respect to Class A common stock on February 8, 2010 reported that Dimensional Fund Advisors LP, which is referred to as Dimensional and was formerly Dimensional Fund Advisors Inc., may be deemed to beneficially own the shares of Class A common stock reported herein as a result of being an investment adviser registered under Section 203 of the Investment Advisers Act that furnishes investment advice to four investment companies registered under the Investment Company Act and serving as an investment manager to certain other commingled group trusts and separate accounts, which are referred to collectively as the Dimensional Funds, which own the shares of Class A common stock. In its role as investment adviser or manager, Dimensional possesses investment and/or voting power over the shares of Class A common stock owned by the Dimensional Funds. However, all shares of Class A common stock reported herein are owned by the Dimensional Funds. Dimensional disclaims beneficial ownership of all such shares.

(4)	A Schedule 13D, which was filed with the Commission with respect to Class A common stock and most recently amended on February 16, 2010, reported that Rankin Associates II, L.P., which is referred to as Associates, the individuals and entities holding limited partnership interests in Associates and Rankin Management, Inc., which is referred to as RMI, the general partner of Associates, may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 338,295 shares of Class A common stock held by Associates. Although Associates holds the 338,295 shares of Class A common stock, it does not have any power to vote or dispose of such shares of Class A common stock.

RMI has the sole power to vote such shares and shares the power to dispose of such shares with the other individuals and entities holding limited partnership interests in Associates. RMI exercises such powers by action of its board of directors, which acts by majority vote and consists of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, the individual trusts of whom are the shareholders of RMI. Under the terms of the Limited Partnership Agreement of Associates, Associates may not dispose of Class A common stock without the consent of RMI and the approval of the holders of more than 75% of all of the partnership interests of Associates.

(5)	Pursuant to our Non-Employee Directors’ Equity Compensation Plan, which is referred to as the Non-Employee Directors’ Plan, each non-employee director has the right to acquire additional shares of Class A common stock within 60 days after March 1, 2010. The shares each non-employee director has the right to receive are not included in the table because the actual number of additional shares will be determined on April 1, 2010 by taking the amount of such director’s quarterly retainer required to be paid in shares of Class A common stock plus any voluntary portion of such director’s quarterly retainer, if so elected, divided by the average of the closing price per share of Class A common stock on the Friday (or if Friday is not a trading day, the last trading day before such Friday) for each week of the calendar quarter ending on March 31, 2010.

(6)	Effective January 1, 2010, Michael J. Morecroft retired from the Company.

(7)	Owsley Brown II is deemed to share with his spouse voting and investment power over 1,000 shares of Class A common stock held by Mr. Brown’s spouse; however, Mr. Brown disclaims beneficial ownership of such shares.

(8)	Alfred M. Rankin, Jr. may be deemed to be a member of the group described in note (4) above as a result of holding through his trust, of which he is trustee, partnership interests in Associates and therefore may be deemed to beneficially own, and share the power to dispose of, 338,295 shares of Class A common stock held by Associates. In addition, Mr. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin IV. As a result, the group consisting of Mr. Rankin, the other general and limited partners of Rankin IV and Rankin IV may be deemed to beneficially own, and share the power to vote and dispose of, 105,272 shares of Class A common stock held by Rankin IV. Mr. Rankin disclaims beneficial ownership of 553,029 shares of Class A common stock held by (a) members of Mr. Rankin’s family, (b) charitable trusts, (c) trusts for the benefit of members of Mr. Rankin’s family and (d) Associates and Rankin IV to the extent in excess of his pecuniary interest in each such entity.

(9)	David F. Taplin is deemed to share with his sister the power to vote and dispose of 83,128 shares of Class A common stock as a result of being a co-trustee of a trust for the benefit of his mother.

(10)	The aggregate amount of Class A common stock beneficially owned by all executive officers and directors and the aggregate amount of Class A common stock beneficially owned by all executive officers and directors as a group for which they have shared voting or investment power include the shares of Class A common stock of which Mr. Brown has disclaimed beneficial ownership in note (7) above and Mr. Rankin has disclaimed beneficial ownership in note (8) above. As described in note (5) above, the aggregate amount of Class A common stock beneficially owned by all executive officers and directors as a group as set forth in the table above does not include shares that the non-employee directors have the right to acquire within 60 days after March 1, 2010 pursuant to the Non-Employee Directors’ Plan.

Class B Common Stock

		Sole		Shared
		Voting and		Voting or
	Title of	Investment		Investment		Aggregate		Percent of
Name	Class	Power		Power		Amount		Class(1)
Clara Taplin Rankin, et al. (2) c/o National City Bank Corporate Trust Operations P.O. Box 92301, Dept. 5352 Cleveland, OH 44193-0900	Class B		(2)		(2)	1,542,757	(2)	96.50%

Rankin Associates I, L.P., et al. (3) Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069	Class B		(3)		(3)	472,371	(3)	29.55%

Beatrice B. Taplin Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069	Class B	337,310	(4)	—		337,310	(4)	21.10%

Rankin Associates IV, L.P., et al. (5) Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069	Class B		(5)		(5)	294,728	(5)	18.44%

Owsley Brown II	Class B	—		—		—		—

Dennis W. LaBarre	Class B	100		—		100		—

Richard de J. Osborne	Class B	—		—		—		—

Alfred M. Rankin, Jr.	Class B	63,052	(6)	767,099	(6)	830,151	(6)	51.93%

Ian M. Ross	Class B	—		—		—		—

Michael E. Shannon	Class B	—		—		—		—

Britton T. Taplin	Class B	—		—		—		—

David F. Taplin	Class B	15,883	(7)	—		15,883	(7)	0.99%

John F. Turben	Class B	—		—		—		—

Eugene Wong	Class B	—		—		—		—

Kenneth C. Schilling	Class B	—		—		—		—

Michael J. Morecroft	Class B	—		—		—		—

Michael P. Brogan	Class B	—		—		—		—

Robert L. Benson	Class B	—		—		—		—

All executive officers and directors as a group (42 persons)	Class B	80,910	(8)	767,099	(8)	848,009	(8)	53.05%

(1)	Less than 0.10%, except as otherwise indicated.

(2)	A Schedule 13D, which was filed with the Commission with respect to Class B common stock and most recently amended on February 16, 2010, which is referred to as the Stockholders 13D, reported that, except for NACCO and National City Bank, as depository, the signatories to the stockholders’ agreement, together in certain cases with trusts and custodianships, which are referred to collectively as the Signatories, may be deemed to be a “group” as defined under the Exchange Act, and therefore may be deemed as a group to beneficially own all of the Class B common stock subject to the stockholders’ agreement, which is an aggregate of 1,542,757 shares. The stockholders’ agreement requires that each Signatory, prior to any conversion of such Signatory’s shares of Class B common stock into Class A common stock or prior to any sale or transfer of Class B common stock to any permitted transferee (under the terms of the Class B common stock) who has not become a Signatory, offer such shares to all of the other Signatories on a pro-rata basis. A Signatory may sell or transfer all shares not purchased under the right of first refusal as long as they first are converted into Class A common stock prior to their sale or transfer. The shares of Class B common stock subject to the stockholders’ agreement constituted 96.50% of the Class B common stock outstanding on March 1, 2010 or 67.91% of the combined voting power of all Class A common stock and Class B common stock outstanding on such date. Certain Signatories own Class A common stock, which is not subject to the stockholders’ agreement. Under the stockholders’ agreement, NACCO may, but is not obligated to, buy any of the shares of Class B common stock not purchased by the Signatories following the trigger of the right of first refusal. The stockholders’ agreement does not restrict in any respect how a Signatory may vote such Signatory’s shares of Class B common stock.

(3)	A Schedule 13D, which was filed with the Commission with respect to Class B common stock and most recently amended on February 16, 2010, reported that Rankin Associates I, L.P., which is referred to as Rankin I, and the trusts holding limited partnership interests in Rankin I may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 472,371 shares of Class B common stock held by Rankin I. Although Rankin I holds the 472,371 shares of Class B common stock, it does not have any power to vote or dispose of such shares of Class B common stock. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin I, share the power to vote such shares of Class B common stock. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin I. Each of the trusts holding general and limited partnership interests in Rankin I share with each other the power to dispose of such shares. Under the terms of the Second Amended and Restated Limited Partnership Agreement of Rankin I, Rankin I may not dispose of Class B common stock or convert Class B common stock into Class A common stock without the consent of the general partners owning more than 75% of the general partnership interests of Rankin I and the consent of the holders of more than 75% of all of the partnership interests of Rankin I. The Stockholders 13D reported that the Class B common stock beneficially owned by Rankin I and each of the trusts holding limited partnership interests in Rankin I is also subject to the stockholders’ agreement.

(4)	Beatrice B. Taplin has the sole power to vote and dispose of 337,310 shares of Class B common stock held in trusts. The Stockholders 13D reported that the Class B common stock beneficially owned by Beatrice B. Taplin is subject to the stockholders’ agreement.

(5)	A Schedule 13D, which was filed with the Commission with respect to Class B common stock and most recently amended on February 16, 2010, reported that the trusts holding limited partnership interests in Rankin IV may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 294,728 shares of Class B common stock held by Rankin IV. Although Rankin IV holds the 294,728 shares of Class B common stock, it does not have any power to vote or dispose of such shares of Class B common stock. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin IV, share the power to vote such shares of Class B common stock. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin IV. Each of the trusts holding general and limited partnership interests in Rankin IV share with each other the power to dispose of such shares. Under the terms of the Amended and Restated Limited Partnership Agreement of Rankin IV, Rankin IV may not dispose of Class B common stock or convert Class B common stock into Class A common stock without the consent of the general partners owning more than 75% of the general partnership interests of Rankin IV and the consent of the holders of more than 75% of all of the partnership interests of Rankin IV. The Stockholders 13D reported that the Class B common stock beneficially owned by Rankin IV and each of the trusts holding limited partnership interests in Rankin IV is also subject to the stockholders’ agreement.

(6)	Alfred M. Rankin, Jr. may be deemed to be a member of the group described in note (3) above as a result of holding through his trust, of which he is trustee, partnership interests in Rankin I and therefore may be deemed to beneficially own, and share the power to vote and dispose of, 472,371 shares of Class B common stock held by Rankin I. In addition, Mr. Rankin may be deemed to be a member of the group described in note (5) above as a result of holding through his trust, of which he is trustee, partnership interests in Rankin IV and therefore may be deemed to beneficially own, and share the power to vote and dispose of, 294,728 shares of Class B common stock held by Rankin IV. Mr. Rankin disclaims beneficial ownership of 551,172 shares of Class B common stock held by (a) a trust for the benefit of a member of Mr. Rankin’s family and (b) Rankin I and Rankin IV to the extent in excess of his pecuniary interest in each such entity. The Stockholders 13D reported that the Class B common stock beneficially owned by Alfred M. Rankin, Jr. is subject to the stockholders’ agreement.

(7)	The Stockholders 13D reported that the Class B common stock beneficially owned by David F. Taplin is subject to the stockholders’ agreement.

(8)	The aggregate amount of Class B common stock beneficially owned by all executive officers and directors as a group and the aggregate amount of Class B common stock beneficially owned by all executive officers and directors as a group for which they have shared voting or investment power include the shares of Class B common stock of which Mr. Rankin has disclaimed beneficial ownership in note (6) above.
     Beatrice B. Taplin is the sister-in-law of Clara Taplin Rankin. Britton T. Taplin is the son of Beatrice B. Taplin, and David F. Taplin is a nephew of Beatrice B. Taplin and Clara Taplin Rankin. Clara Taplin Rankin is the mother of Alfred M. Rankin, Jr. J.C. Butler, Jr., an executive officer of NACCO, is the son-in-law of Alfred M. Rankin, Jr. The combined beneficial ownership of such persons shown in the foregoing tables equals 1,291,214 shares, or 19.18%, of the Class A common stock and 1,183,344 shares, or 74.02%, of the Class B common stock outstanding on March 1, 2010. The combined beneficial ownership of all directors of NACCO, together with Clara Taplin Rankin, Beatrice B. Taplin and all of the executive officers of NACCO whose beneficial ownership of Class A common stock and Class B common stock must be disclosed in the foregoing tables in accordance with Rule 13d-3 under the Exchange Act, equals 1,365,579 shares, or 20.29%, of the Class A common stock and 1,185,319 shares, or 74.14%, of the Class B common stock outstanding on March 1, 2010. Such shares of Class A common stock and Class B common stock together represent 58.19% of the combined voting power of all Class A common stock and Class B common stock outstanding on such date.

THE EXCHANGE OFFER
Purpose and Effect of the Exchange Offer
     Under the terms of NACCO’s certificate of incorporation and a stockholders’ agreement, dated as of March 15, 1990, as amended, shares of Class B common stock are generally not transferable. Pursuant to the terms of the stockholders’ agreement to which each of the selling stockholders is a party, and NACCO’s certificate of incorporation, however, qualifying holders of Class B common stock may transfer shares of Class B common stock to the selling stockholders in exchange for shares of Class A common stock, on a share for share basis. The selling stockholders are offering to exchange up to 355,703 shares of Class A common stock with qualifying holders of Class B common stock. The selling stockholders may offer to exchange any or all of the shares of Class A common stock covered by this prospectus from time to time in varying amounts. As of the date of this prospectus, the selling stockholders have already exchanged 446,933 shares of Class A common stock registered by the registration statement and prospectus related to the exchange offer that was initially filed on July 13, 2001, the registration statement and prospectus related to the exchange offer that was initially filed on September 5, 2003 and the registration statement and prospectus related to the exchange offer that was initially filed on January 12, 2005.
     In order to be a qualifying holder of Class B common stock for purposes of this prospectus, the holder must be a party to the stockholders’ agreement and must be permitted to transfer shares of Class B common stock to the selling stockholders under NACCO’s certificate of incorporation and the stockholders’ agreement. As of March 1, 2010, the participating stockholders under the stockholders’ agreement beneficially owned 96.5% of the Class B common stock issued and outstanding on that date. Holders of shares of Class B common stock that are not subject to the stockholders’ agreement are permitted to transfer those shares subject to the transfer restrictions set forth in our certificate of incorporation, which include the ability of holders of shares of Class B common stock that are not subject to the stockholders’ agreement to transfer the shares to persons who are permitted transferees as specified in our certificate of incorporation or convert such shares of Class B common stock into shares of Class A common stock on a one-for-one basis. Only holders of shares of Class B common stock that are subject to the stockholders’ agreement may exchange their shares of Class B common stock for shares of Class A common stock pursuant to this prospectus. In connection with any exchange of Class B common stock to the selling stockholders, we may require from each holder of Class B common stock documents that evidence the permitted nature of the exchange under NACCO’s certificate of incorporation.
     The Class A common stock offered for exchange by the selling stockholders is entitled to one vote per share. The Class B common stock that will be transferred by qualifying holders to the selling stockholders is entitled to ten votes per share.
     Persons who receive shares of Class A common stock from the selling stockholders may resell those shares of Class A common stock in brokerage transactions on the New York Stock Exchange in compliance with Rule 144 under the Securities Act, except that the six-month holding period requirement of Rule 144 will not apply.
     Any broker-dealers, agents or underwriters that participate in the distribution of the shares of Class A common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares of Class A common stock by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act.
     In order to comply with the securities laws of specific states, sales of shares of Class A common stock covered by this prospectus to qualifying holders of Class B common stock in some states may be made only through broker-dealers who are registered or licensed in those states.
     We have been advised by the selling stockholders that they have not, as of the date of this prospectus, entered into any arrangement with an agent, broker-dealer or underwriter for the sale of the shares of Class A common stock covered by this prospectus owned by them.
     Agents, broker-dealers and underwriters involved in the transactions contemplated by this prospectus may engage in transactions with, and perform investment banking and advisory services for, us.

     Agents, broker-dealers and underwriters may be entitled under agreements entered into with us and the selling stockholders to indemnification by us and the selling stockholders against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which those agents, broker-dealers or underwriters may be required to make.
Accounting Treatment
     For accounting purposes, we will recognize no gain or loss as a result of the exchange by holders of shares of Class B common stock for shares of Class A common stock pursuant to this prospectus.
No Appraisal or Dissenters’ Rights
     In connection with the selling stockholders’ offer to exchange up to 355,703 shares of Class A common stock, you do not have any appraisal or dissenters’ rights under the General Corporation Law of the State of Delaware.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
     The following sets forth the material U.S. federal income tax consequences of an exchange by holders of shares of Class B common stock of NACCO for shares of Class A common stock of NACCO pursuant to this prospectus. No ruling has been or will be sought from the Internal Revenue Service concerning the tax consequences of an exchange. Persons acquiring shares of Class A common stock by exchanging shares of their Class B common stock with the selling stockholders are urged to consult their tax advisors regarding the tax consequences of an exchange to them, including the effects of U.S. federal, state, local, foreign and other tax laws.
     Tax Consequences of an Exchange
     Subject to the following assumptions, limitations and qualifications, in the opinion of Jones Day, counsel to NACCO, for U.S. federal income tax purposes:
•	gain or loss will generally not be recognized by the holders of shares of Class B common stock upon the exchange of their shares of Class B common stock for shares of Class A common stock pursuant to this prospectus;

•	the aggregate adjusted tax basis of the shares of Class A common stock received in an exchange for shares of Class B common stock pursuant to this prospectus will be equal to the aggregate adjusted basis of the shares of Class B common stock exchanged for those shares of Class A common stock; and

•	the holding period of the shares of Class A common stock received in an exchange for shares of Class B common stock pursuant to this prospectus will include the holding period of the holder’s shares of Class B common stock exchanged for that Class A common stock.
     Considerations with Respect to Discussion and Tax Opinion
     The tax opinion of Jones Day is and will be subject to the following assumptions, limitations and qualifications:
     The opinion addresses only the specified material U.S. federal income tax consequences of an exchange. It does not address any state, local or foreign tax consequences of an exchange.
     The opinion does not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of his, her or its personal investment circumstances or to stockholders subject to special treatment under the U.S. federal income tax laws, including, without limitation, (1) certain U.S. expatriates, (2) stockholders that hold NACCO Class A or Class B common stock as part of a straddle, appreciated financial position, hedge, conversion transaction or other integrated investment, (3) financial institutions, (4) tax-exempt entities, (5) insurance companies, (6) dealers in securities or foreign currency, (7) traders that mark-to-market, (8) stockholders who acquired their shares of Class B common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, and (9) foreign corporations, foreign partnerships or other foreign entities and individuals who are not citizens or residents of the United States.
     The opinion does not address the tax consequences of any transaction other than an exchange pursuant to this prospectus.
     The opinion is based upon the United States Internal Revenue Code of 1986, Treasury regulations, administrative rulings and judicial decisions all in effect as of February 26, 2008, all of which are subject to change, possibly with retroactive effect, and which are subject to differing interpretations. Jones Day assumes no obligation to advise NACCO or the holders of Class B common stock of such changes.

     The opinion assumes that holders of Class B common stock hold their stock as a capital asset within the meaning of section 1221 of the Internal Revenue Code.
     The opinion assumes that each exchange of Class B common stock for Class A common stock will be consummated in accordance with the descriptions contained in this prospectus.
     The opinion assumes that the fair market value of the Class A common stock to be received in any exchange and the fair market value of the Class B common stock to be delivered in any exchange will be approximately equal in value.
     The opinion assumes that none of the Class B common stock transferred to any selling stockholder in any exchange will be subject to a liability, and no selling stockholder that is a party to any exchange will assume any liabilities of a holder of Class B common stock in connection with the exchange.
     The opinion assumes that NACCO and the holders of Class B common stock who transfer their shares pursuant to an exchange will each pay their respective expenses, if any, incurred in connection with an exchange.
     The opinion assumes that the representations contained in a tax certification letter addressed to Jones Day from NACCO, as well as the assumptions set forth in the preceding paragraphs, are accurate at all material times, including the date of any exchange pursuant to this prospectus. The representations contained in the tax certification letter are statements of fact material to the determination as to whether gain or loss will be recognized as a result of an exchange.
     The opinion of Jones Day is not binding on the Internal Revenue Service and does not preclude it from adopting a contrary position. In addition, if any of the representations or assumptions upon which the discussion and opinion rely are inconsistent with the actual facts, the conclusions reached therein could be adversely affected.
LEGAL MATTERS
     The validity of the shares of Class A common stock offered for exchange hereby has been passed upon for NACCO by Charles A. Bittenbender, its Vice President, General Counsel and Secretary. Mr. Bittenbender beneficially owned 14,746 shares of our Class A common stock as of March 1, 2010.
EXPERTS
     The consolidated financial statements of NACCO for the year ended December 31, 2009, appearing in NACCO’s Annual Report (Form 10-K) for the year ended December 31, 2009 (including schedules appearing therein), and the effectiveness of NACCO’s internal control over financial reporting as of December 31, 2009 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of NACCO’s internal control over financial reporting as of the respective dates given on the authority of such firm as experts in accounting and auditing.